EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Financial Holdings, Inc.:

We consent to the use of our report dated April 15, 2011, except for Note 18, as to which the date is January 17, 2013, with respect to the consolidated statement of financial position of Atlas Financial Holdings, Inc. as of December 31, 2010, and the related consolidated statements of comprehensive income, shareholders' equity and cash flows for the year ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP
Chicago, Illinois
January 28, 2013